Exhibit 10.1

    Addendum to the agreement dated November 1, 2006 between Raven Moon
          Entertainment, Inc. and Gina M. Mouery, a.k.a. Gina D.

FOR VALUABLE CONSIDERATION

Both parties agree that the term of the agreement shall be extended to November 1, 2010. All other terms and conditions in the agreement shall remain the same.

This is a complete understanding between both parties that may not be changed except by written consent by both parties.

This addendum shall be construed under the laws of the State of Florida and the parties agree that the exclusive jurisdiction for any litigation or arbitration arising from this addendum and the Agreement dated on November 1, 2006 shall be in Orlando FL.

IN WITNESS WHEREOF, the Parties hereto have executed or caused this Agreement to be executed as of the date set forth below.